EMPLOYMENT AGREEMENT
Senior Vice President

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of January, 2015 (the “Effective Date”), by and between Cumulus Media Inc. (the “Company” or the “Employer”), and Robert J. Walker (the “Employee”) (collectively the “Parties” and individually a “Party”).
WHEREAS Employee and Company are currently parties to that certain Employment Agreement dated July 1, 2013 (the “Prior Agreement”);
WHEREAS Employee and Company desire to terminate the Prior Agreement by mutual agreement, and execute this Agreement in place thereof;
WHEREAS the Company wants to continue to employ Employee, and Employee wants to continue Employee’s employment with the Company;
WHEREAS Employee and the Company agree that the approval, acceptance, and goodwill developed by the Company’s senior managers with the Company’s customers and sponsors is a valuable asset of the Company’s business, and essential to the Company’s success in its highly competitive market;
WHEREAS Employee will develop such approval, acceptance, and goodwill for the Company and at the Company’s expense;
WHEREAS Employee and the Company agree that the Company’s confidential business information is also a valuable asset of the Company’s business, and essential to the Company’s competitive success;
WHEREAS Employee will have access to the Company’s confidential business information, including information relating to the Company’s radio station sales and programming plans and initiatives, budgeting procedures, Company policies and procedures, policies and operational guidelines;
WHEREAS the Company would suffer irreparable harm if Employee were to misuse the approval, acceptance, and goodwill that Employee develops on the Company’s behalf, or the confidential information that Employee obtains while in the Company’s employ, to compete unfairly against the Company;
WHEREAS Employee will gain relationships with other Company employees and knowledge of the Company’s relationships with other employees, which knowledge could be misused to disrupt the Company’s operations if Employee were to solicit such other employees for employment by a competitor of the Company; and
NOW THEREFORE in consideration of the mutual covenants and obligations contained herein, and for other good and valuable consideration, the sufficiency of which the parties hereby acknowledge, Employee and the Company agree as follows:
1.DEFINITIONS. For construing this Agreement, including all exhibits and attachments, the following definitions shall apply.
1.1“Company Business” means the operation, promotion, and marketing of commercial radio stations,

1.2“Business Area” means the sixty (60) mile radius around each of the sales offices that comprise the radio markets in which the Company owns or operates radio stations. Employee and the Company agree that Employee has carried out or will carry out the Company Business throughout the Business Area by managing and overseeing the broadcasting of programming and advertising heard throughout the Business Area, the solicitation of sponsors/ customers from throughout the Business Area, and/or the organization or coordination of promotional events throughout the Business Area.
1.3“Change of Control” means the date that: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “change in control”; (ii) any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of the Company’s stock possessing thirty percent (30%) or more of the total voting power of the stock of the Company; (iii) a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (for this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets); provided, however, a transfer of assets by the Company is not treated as a “change in control” if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to his/her/its stock, (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owed, directly or indirectly, by a person described in clause (c) hereof.
1.4“Competing Business” means any person (including Employee) or entity carrying on a business that is the same or essentially the same as the Company Business. Competing Business shall include all commercial media outlets that sell advertising, such as radio stations, television stations, cable operators, newspapers, magazines, Internet advertising and publications, outdoor advertising and billboards, and advertising agencies.
1.5“Confidential Information” means all information that: (i) the Company tries to keep secret and (ii) has commercial value to the Company or is of such a nature that its unauthorized disclosure would be detrimental to the Company’s interest, including, for instance, the Company’s information concerning price and discount arrangements with sponsors/customers, information concerning sponsors’/customers’ particular needs, preferences, and interests (and how the Company uses such information to maintain a competitive advantage), marketing plans, business strategies, promotion plans, financial information, forecasts, and personnel information. Confidential Information does not include information that (i) is in or enters the public domain other than by breach of this Agreement or (ii) is known or becomes known to Employee from a source other than the Company provided that the source does not make the information known to the Employee in violation of a contractual or other legal duty owed to the Company.
1.6“Job Duties” means the following: Employee is employed in the position of Senior Vice President responsible for overseeing certain of the Company’s radio markets as designated by the Company (each a “Market” and collectively the “Markets”), with job duties consisting of: (i) guiding and overseeing the overall operation of the Markets; (ii) managing and overseeing all sales activities and customer relations within the Markets, including management of the market managers and sales managers; (iii) achieving revenue Broadcast Cash Flow goals; (iv) managing overall costs and costs of sales; (v) developing, managing, and implementing new sales initiatives; (vi) recruiting, training, and hiring sales-management personnel; and (vii) representing the Company to the advertising and listening communities of the Markets. In addition, Employee shall be responsible for the successful implementation of certain company-wide initiatives that are assigned to him by his supervisor, that are intended to support and enhance the Company’s revenue-generating efforts. Without limiting the generality of the foregoing, Employee shall be reasonably available to attend staff meetings and conferences all as directed by Company management. Employee agrees that he has been assigned and will carry out these Job Duties on behalf of the Company.
2.EMPLOYEE’S SERVICES AND DUTIES.
2.1Services. Upon and subject to the terms, conditions and other provisions of this Agreement, the Company shall employ Employee during the Employment Period as a Senior Vice President for the Markets. Employee shall report to the Company’s the Executive Vice President Radio (or similar positon), and/or to another person designated by the Company in the Company’s sole discretion, and shall faithfully perform the Job Duties identified in Paragraph 1.5 above. In addition, Employee shall perform such reasonable duties and responsibilities related to the Job Duties as may from time to time be duly authorized or directed by the Company. Nothing in this Agreement shall be deemed to obligate the Company to use the Employee’s services; the Company shall have fulfilled its obligation hereunder by payment to the Employee of the Base Salary as required by this Agreement.
2.2Employee Commitments. Employee agrees to comply with all written policies of the Company throughout the Employment Period. Employee further agrees that neither Employee nor members of Employee’s immediate family will accept any money, merchandise, service or other item of value from any other person or company in exchange for the inclusion of any “plugs,” endorsement or other matter in any broadcast by a Company station, except with written consent of Company following Employee’s full disclosure of the facts. Employee also acknowledges and understands Sections 317 and 508 of the Communications Act and the FCC’s Rules governing “payola” and sponsorship identification, and is aware of Employee’s own personal responsibilities and criminal liabilities thereunder; and Employee commits to carefully comply with those laws during the life of this Agreement. Employee further agrees that Employee will not retain or acquire any outside economic interest, which in Company’s reasonable judgment in any material way could compromise faithful and “best efforts” performance of Employee’s duties or influence presentation of any broadcast matter; and that Employee will provide written disclosure of any economic interests to the Company that might be considered as having such an effect.
2.3Sole Employment. During the Employment Period, Employee shall devote Employee’s full business time, energy, ability, attention and skill to Employee’s employment hereunder. Employee agrees that, during the Employment Period, Employee will not provide services as an employee, consultant, independent contractor or otherwise to any individual or entity without the written consent of the Company. Employee acknowledges that the Company operates a website on which it streams the broadcasts of the Station as well as video and other Station-related content, and Employee is not entitled to any additional compensation as a result. Employee agrees not to own, operate, or maintain, either directly or indirectly, any website that (i) distributes or re-creates any content (including pictures or narrative) that has been on the Station’s website; (ii) distributes or re-creates any content of the Station’s on-air broadcasts; or (iii) advertises the goods or services of any of the Station’s past or present clients or any client that might reasonably be considered a potential client of the Station.
3.TERM. The term of Employee’s employment by the Company under this Agreement (the “Employment Period”) shall commence on January 1, 2015 and shall continue until December 31, 2017, unless earlier terminated pursuant to the provisions of Paragraph 5 of this Agreement. The Employment Period shall be automatically extended in one-year increments unless or until either party provides 180 days’ notice of an intent to terminate the Agreement upon expiration of the then-current Employment Period.
Five percent (5%) of the Base Salary received under this Agreement is provided to Employee in exchange for Employee agreeing to be bound by Sections 3.1, 3.2, 6, 7 and 8 set forth below. Employee acknowledges that such five percent (5%) of Employee’s Base Salary is valuable and sufficient consideration to Employee in exchange for Employee agreeing to be bound by Sections 3.1, 3.2, 6, 7 and 8 hereof.
3.1During the Employment Period, Employee will not negotiate, allow any person or entity to negotiate on Employee’s behalf, or enter into any oral or written agreement for Employee’s services, give or accept an option for Employee’s service, enter into employment of, perform services for, or grant or receive future rights of any kind to provide Employee’s services to or from any person or entity whatsoever including without limitation services to be performed after the Employment Period except as provided for below.
3.2Employee agrees that commencing at least 6 months prior to termination of the Employment Period (or any renewal thereof), at Company’s request, Employee will engage in exclusive good faith negotiations with Company for the continued employment of Employee on mutually agreeable terms. Said negotiations will be exclusive as to the Company and Employee until 30 days prior to the termination of the Employment Period. Thirty (30) days prior to the termination of the Employment Period, Employee shall be free to negotiate with entities other than Company for employment after the Employment Period has ended and upon expiration of the non-compete (Section 7).
4.COMPENSATION AND OTHER BENEFITS. Employee acknowledges and agrees that Employee’s right to compensation under this Agreement terminates at the end of the Employment Period, except as provided otherwise in this Agreement. As compensation in full for the services to be rendered by Employee hereunder, the Company shall pay to Employee the following compensation:
4.1Salary. During the Term of this Agreement, the Company shall pay to Employee the following amounts:
January 1, 2015-December 31, 2015: $375,000 per annum,
January 1, 2016-December 31, 2016: $400,000 per annum, and
January 1, 2017-December 31, 2017: $425,000 per annum.
Such payments shall be made less all legally required and previously authorized deductions, payable semi-monthly or on such other payment schedule as shall be applied to all similarly situated employees, for work performed during the regular preceding pay period (each constituting annual “Base Salary”).
4.2Sign-On Cash Bonus and Equity Grant. As soon as practicable after the commencement of the Employment Period, Company will pay to Employee a sign-on bonus of Thirty Thousand Dollars ($30,000). In the event that Company terminates this Agreement for Cause, or Employee resigns his employment prior to the expiration of the Employment Period, Employee shall repay to Company the $30,000 sign-on bonus within ten (10) days of the date such termination or resignation is effective.
(b)Subject to and upon the terms, conditions, and restrictions set forth in the Company’s standard stock option agreement and applicable equity incentive plan, as soon as practicable after the commencement of the Employment Period, Company shall grant to Employee an option (the “Option”) to purchase 75,000 shares of Cumulus Media Inc.’s Class A Common Stock (the “Option Shares”). The Option may be exercised from time to time in accordance with the terms of the applicable stock option agreements. The Option Shares may be purchased at a price of $4.34 per share of Cumulus Media Inc. Common Stock, subject to adjustment as may be provided in the stock option agreement (the “Option Price”).
4.3Annual Bonus. Employee shall be eligible to quarterly bonus compensation as set forth on Appendix A hereto.
4.4Annual Grant of Stock Options. For each of the calendar years during the Employment Period that the Markets achieve their collective annual cash-flow goal as established by the Company, Employee will be eligible to receive an award of 100,000 stock options at the end of each twelve month period. Such awards shall remain at all times be subject to the approval of and grant by the Company’s Compensation Committee in its sole discretion. Option grants, if made, will be issued within a reasonable time after the finance department closes out the relevant year, and all option grants will be issued after sales adjustments and bad debt are taken into consideration and the approval of the Compensation Committee has been obtained. Employee shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Company’s right to amend or terminate the plans at any time and without advance notice to the participants. The option shares granted pursuant to this Section 4.4 may be purchased at a price equal to the closing price of the Cumulus Media, Inc.’s Class A Common Stock on the date of the grant, subject to adjustment as may be provided in the stock option agreement. The options granted hereunder (including the Option Shares) are intended to be nonqualified stock options and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Internal Revenue Code, or any successor provision thereto. To be eligible for an option grant, Employee must be employed by the Company for the duration of the calendar year, as no pro rata grants are made.
4.5Vacation. Employee shall be entitled to three (3) weeks of paid vacation during each calendar year of Employee’s employment hereunder, which shall accrue monthly on a pro rata basis. At year-end, any accrued but unused vacation may not be rolled into the next calendar year and will be forfeited, unless otherwise required by law.
4.6Benefits. Employee shall be entitled to participate in the benefit plans and programs generally available to its other similarly situated employees, provided that Employee meets all eligibility requirements under those plans and programs. Employee shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Company’s right to amend or terminate the plans at any time and without advance notice to the participants.
4.7Business Expenses. The Company shall reimburse Employee for ordinary, necessary and reasonable expenses incurred in the course of performing Employee’s duties and obligations with respect to the business of the Company, including expenses for pre-authorized entertainment and travel. The Company shall promptly reimburse Employee for all such expenses paid by Employee on behalf of the Company upon the presentation by Employee of an itemized request for reimbursement of expenditures on Company-approved forms and supported by documentation.
5.TERMINATION.
5.1Death or Disability. Upon the death of Employee, this Agreement shall automatically terminate and all rights of Employee and Employee’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease.
The Company may, at its option, terminate this Agreement upon written notice to Employee if Employee, because of physical or mental incapacity or disability, fails to perform the essential functions of Employee’s position hereunder for a continuous period of 90 days or any 120 days within any twelve-month period. In the event of any dispute regarding the existence of Employee’s incapacity hereunder, the matter shall be resolved by the determination of a physician to be selected by the Company. Employee agrees to submit to appropriate medical examinations for purposes of such determination.
If Employee is terminated by reason of Employee’s death or disability, Employee shall be entitled to receive any Base Salary to which Employee is entitled for work performed through the Date of Termination and not previously paid to Employee. Aside from the provisions of this paragraph, the Company shall have no further obligations to Employee after termination.
5.2The Company’s Right to Terminate. The Company may terminate this Agreement at any time with or without notice. If the Company terminates this Agreement without “Cause” (as defined below), the Company shall pay Employee six months (the “Severance Period”) of severance at Employee’s then-current salary rate, less applicable taxes and withholdings. The payments, which shall be contingent upon a full release of claims against the Company, shall be made according to Employer’s current pay schedule and shall continue until expiration of the Severance Period, unless Employer has a reasonable basis to believe that there has been a breach of any provision of this Agreement. Notwithstanding this provision, the Company may at any time terminate Employee immediately without severance pay for “Cause,” which shall include: (i) deceit, dishonesty or wrongful appropriation for personal use or benefit of Company property or money; (ii) continued disregard of directions by senior management of the Company after notice or Employee’s insubordination to Employee’s supervisors; (iii) continued violations or a material violation of Company policies or procedures after notice or Employee’s refusal, after notice, to comply with the Company’s standards of good taste; (iv) excessive unexcused absences from work; (v) breach by Employee of this Agreement; (vi) inattention to or sub-performance of Employee’s duties or obligations as defined in this Agreement; (vii) assault or battery; (viii) willful misconduct; (ix) conduct involving moral turpitude, including an arrest or conviction of Employee or a no-contest plea by Employee for a crime of moral turpitude or a felony, or Employee’s guilty plea to a lesser-included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information, or a charged crime involving moral turpitude, whether the charge arises under the laws of the United States or any other state within the United States, or any crime that reflects adversely upon Employee or Employee’s character; (x) any action or conduct by Employee that causes public discredit to Employee or to the Company or may be reasonably likely to jeopardize a FCC license of any broadcast station owned by the Company; and/or (xi) violation of any FCC rule or regulation, or any state or federal law. Aside from the provisions in this paragraph, the Company shall have no further obligations to Employee after termination.

5.3Employee’s Right to Terminate for Breach. In the event that Employee seeks to terminate this Agreement alleging breach of this Agreement by the Company, Employee may not terminate this Agreement due to Company’s breach unless written notice of such breach is given by Employee to the Company, and Company fails to cure such breach within thirty (30) days of receipt of such written notice from Employee.
5.4Payments and Return of Property Upon Termination: In the event that employment terminates for any reason, Employee shall promptly return to the Company within three (3) business days of termination all property of the Company or Station then in Employee’s custody, possession or control. Upon termination of Employee’s employment for any reason, the Company shall pay Employee any and all unpaid salary and accrued but unused vacation owed to Employee through the date of termination with the Company on the next regularly scheduled payroll. Employee agrees and consents to the Company deducting from Employee’s final paycheck any used but unearned vacation and any receivables or other amounts owed by Employee to the Company (such as, amounts owed for personal use of company mail service, cell phones and/or car, reimbursement of moving expenses, etc.) and the approximate current market value of any Company property still in the possession of the Employee that has not been returned to the Company.
5.5Termination in Connection with Change of Control. If, during the Term, Employee’s employment is terminated without Cause within six (6) months following a Change of Control, then, subject to Employee’s execution of a release agreement in favor of the Company, and in lieu of the without Cause notice or payment referenced in Section 5.2 above, Company shall pay to Employee severance equal to the amount of Employee’s then Base Salary. Such Base Salary amount shall be payable semi-monthly or on such other payment schedule as shall be applied to all similarly situated employees, for work performed during the regular preceding pay period.
6.PROTECTION OF CONFIDENTIAL INFORMATION.
6.1Employee agrees that all Confidential Information is confidential to and the exclusive property of the Company. Upon request by the Company, and in any event upon termination of Employee’s employment with the Company for any reason, Employee shall promptly deliver to the Company all property belonging to the Company, including all Confidential Information then in Employee’s possession, custody, or control.
6.2During Employee’s employment by the Company, and for 12 months after termination of such employment, Employee shall not, directly or indirectly, within the United States disclose any Confidential Information to any person or entity, or use or allow others to use through Employee any Confidential Information, except as necessary for performance of Employee’s Job Duties.
7.AGREEMENT NOT TO COMPETE. While employed by the Company, and for 6 months following termination of such employment, Employee shall not, directly or indirectly, engage in any activities the same or essentially the same as Employee’s Job Duties for any Competing Business located or selling advertising within, or broadcasting to, the Business Area. Employee acknowledges that in the event Employee’s employment terminates for any reason, Employee will be able to earn a livelihood without violating the foregoing restrictions and that Employee’s ability to earn a livelihood without violating such restrictions is a material condition to employment with the Company. Notwithstanding the foregoing, in the event that Employee wishes to accept an offer from a Competing Business within the period that is greater than 90 days after termination of Employee’s employment, but less than six (6) months after such termination, that would violate this Section 7, Employee nevertheless shall be permitted hereunder to accept such position provided that upon such acceptance all severance payments to be made by the Company to Employee pursuant to Sections 5.2 or 5.5 above shall immediately cease. Employee further agrees that during the pendency of any litigation to enforce this Section 7, including all appeals, the non-compete period identified herein shall automatically be tolled for such period of time until the litigation is fully and finally resolved.
8.AGREEMENT NOT TO SOLICIT SPONSORS/CUSTOMERS. During Employee’s employment by the Company and for 12 months following termination of such employment, Employee shall not, directly or indirectly, for any Competing Business, solicit, for the purpose of selling advertising time, any sponsor/ customer of the Company with which Employee had Contact during the 12 months preceding the termination of Employee’s employment. For purposes of this Section 8, “Contact” means any interaction between Employee and a sponsor/customer which took place in an effort to establish or further the business relationship between the Company and the sponsor/customer. Employee further agrees that during the pendency of any litigation to enforce this Section 8, including all appeals, the non-solicitation period identified herein shall automatically be tolled for such period of time until the litigation is fully and finally resolved.
9.AGREEMENT NOT TO SOLICIT EMPLOYEES. During Employee’s employment by the Company and for 12 months following termination of such employment, Employee shall not, directly or indirectly, solicit for employment by a Competing Business any of the Company’s then-current sales, programming, managerial, or on-air employees with whom Employee dealt while employed. Employee further agrees that during the pendency of any litigation to enforce this Section 9, including all appeals, the non-solicitation period identified herein shall automatically be tolled for such period of time until the litigation is fully and finally resolved.
10.INJUNCTIVE RELIEF. Employee agrees that the provisions of Paragraphs 6, 7, 8, and 9 of this Agreement are reasonable and necessary to protect the Company’s property and business, and that Employee’s breach of any of those provisions may cause the Company to suffer irreparable loss and damage. Accordingly, Employee agrees that if Employee breaches or threatens to breach any of those provisions, the Company shall be entitled to immediate injunctive relief to enforce this Agreement, money damages for whatever harm such breach causes the Company, and whatever other remedies are available.
11.NO LIMITATION OF RIGHTS, Nothing in this Agreement shall limit or prejudice any rights of the Company under the Georgia Uniform Trade Secrets Act, O.C.G. A. 10-1-760 et seq., or any other law.
12.EMPLOYEE REPRESENTATIONS AND WARRANTIES. Employee warrants, represents, and covenants with the Company that the execution, delivery, and performance of this Agreement by Employee does not conflict with, violate any provision of, or constitute a default under any agreement, judgment, award or decree to which Employee is a party or by which Employee is bound including, but not limited to, any implied or express agreement with any of Employee’s prior employers. In performing duties for the Company under this Agreement, Employee will not use or disclose any trade secrets that Employee learned from employment with any prior employer, and Employee will not use any files, documents, or other property belonging to a former employer, except as permitted in writing by such prior employer. Before using or disclosing such trade secrets, files, documents or other property, Employee will provide a copy of the written permission to the Company.
13.MOTOR VEHICLES. As a condition of employment by the Company, Employee will be subject to a background check of Employee’s driving record through the appropriate Department of Motor Vehicles, and such background check must be satisfactory to the Company in its sole and complete discretion. Continued employment under this Agreement will be subject to Employee’s maintaining a satisfactory driving record, and the Company may conduct further checks on driving records during the term of this Agreement. Employee agrees to review the Company’s automobile policy, attached as Appendix B and comply with all of its provisions. Violation of the automobile policy may result in termination.
14.INTANGIBLE RIGHTS. Employee acknowledges the Company’s sole ownership of all rights to all material created, used or participated in by Employee and broadcast by the Company during the term of this Agreement.
15.NOTICES. All notices and other communications required to be given in writing under this Agreement shall be deemed given when delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant this Section):
If to the Company:    Cumulus Media Inc.
3280 Peachtree Road, Suite 2300
Atlanta, GA 30305
Attn: Legal Department
Fax: (404) 260-6877
If to Employee:    Robert J. Walker
[xxxxxxx]
16.ENTIRE UNDERSTANDING; AMENDMENTS. This Agreement, as well as any attachments or exhibits, constitutes the entire agreement and understanding between the parties with respect to the employment of Employee by the Company, and supersedes all prior agreements, representations and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be modified or changed except by written instrument signed by both parties.
17.GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws.
18.PARTIES IN INTEREST; ASSIGNMENT. The Company may assign this Agreement or any interest therein, by operation of law or otherwise, to: (i) its parent company or any subsidiary of the Company, or any affiliate of its parent company or subsidiary, or (ii) any entity that acquires (A) all or substantially all of the assets the Company or any station for which Employee performs services, or (B) the intellectual property/format of any station for which Employee performs services, each by reason of a merger, acquisition, swap, transfer or other business reorganization. Employee may not assign or transfer this Agreement or any interest therein, by operation of law or otherwise. Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.
19.SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, unenforceable or illegal in any respect under applicable law or rule in any jurisdiction, such invalidity, unenforceability or illegality shall not affect the validity, legality, or enforceability of any other provision of this Agreement, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, unenforceable or illegal provision had never been contained herein.

20.ATTORNEYS’ FEES. Employee covenants and agrees to pay all costs, expenses and/or charges, including reasonable attorneys’ fees, incurred by the Company in enforcing any of the provisions hereof.
21.SURVIVABILITY. Employee acknowledges and agrees that Employee is bound by the provisions set forth Sections 6, 7, 8, 9 herein for so long as Employee remains employed by the Company regardless of when this Agreement expires or is terminated. Employee further acknowledges and agrees that, after Employee’s employment with the Company is terminated either by Employee or the Company, Employee will remain bound by the provisions set forth Sections 6, 7, 8, 9 herein for the specific post-employment periods set forth in those respective provisions and that the termination or expiration of this specific Agreement does not trigger the commencement of the post-employment periods set forth Sections 6, 7, 8, 9 herein. Such postemployment periods shall commence at the time that Employee’s employment is terminated, not when this Agreement expires or is terminated. Sections 10, 11, 14, 17, 19, 20 and this Section 21 shall also survive the expiration or earlier termination of this Agreement.
22.FULL UNDERSTANDING. Employee represents and agrees that Employee fully understands Employee’s right to discuss all aspects of this Agreement with Employee’s private attorney, and that to the extent, if any, that Employee desired, Employee utilized this right. Employee further represents and agrees that: (i) Employee has carefully read and fully understands all of the provisions of this Agreement; (ii) Employee is competent to execute this Agreement; (iii) Employee’s agreement to execute this Agreement has not been obtained by any duress and that Employee freely and voluntarily enters into it; and (iv) Employee has read this document in its entirety and fully understands the meaning, intent and consequences of this document.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

COMPANY Cumulus Media Inc. By: /s/ Richard Denning Name: Richard Denning Title: SVP	EMPLOYEE Robert J. Walker By: /s/ Robert J. Walker

APPENDIX A
BONUS
In addition to the compensation provided by the Company to Employee pursuant to Section 4 of the Employment Agreement that is attached to this Appendix, Employee shall be eligible for quarterly bonus compensation as follows: a maximum of $37,500 per quarter in the first year of the Employment Period, a maximum of $40,000 per quarter in the second year of the Employment Period, and a maximum of $42,500 per quarter in the third year of the Employment Period. Whether Employee earns a quarterly bonus is dependent on whether, the radio markets Employee oversees, in the aggregate, achieve the quarterly EBITDA goals that are established by the Company for such radio markets.
Bonuses, if earned, will be paid within a reasonable time after the finance department closes out the relevant quarter, and all bonuses will be paid after sales adjustments and bad debt are taken into consideration. In the event that Employee is not a Cumulus employee at the end of any given quarter, Employee will not be eligible for a quarterly bonus related to Employee’s last quarter of employment. To be eligible for a quarterly bonus, Employee must be employed by the Company for the duration of the quarterly bonus period, as no pro rata bonuses are earned or paid. If Employee fails to earn a bonus for any given quarter during the calendar year, but the radio markets Employee oversees, in the aggregate, achieve their collective annual EBITDA goal for the year, and Employee is still an employee of the Company as of the time such annual bonuses are determined and are to be paid, Employee will be permitted to “recapture” a previously unearned quarterly bonus for any or all quarters that were not earned during the calendar year.